Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Trustees of the
     Bowne & Co., Inc. Global Employee Stock Purchase Plan:
We consent to the incorporation by reference in the Registration Statement (No. 333-79409) on Form S-8 of Bowne & Co., Inc. of our report dated March 31, 2009 relating to the statements of financial condition of the Bowne & Co., Inc. Global Employee Stock Purchase Plan as of December 31, 2008 (liquidation basis) and 2007, and the related statements of income (loss) and changes in plan equity for the years ended December 31, 2008 (liquidation basis), 2007 and 2006, which report appears in the December 31, 2008 annual report on Form 11-K of the Bowne & Co., Inc. Global Employee Stock Purchase Plan.
/s/ KPMG LLP
New York, New York
March 31, 2009

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